Filed pursuant to Rule 424(b)(3)
                                                          File No. 33-60945



          SUPPLEMENT DATED OCTOBER 21, 1996 TO PROSPECTUS DATED
          JULY 17, 1995



             The Selling Shareholder, Microphase Laboratories, Inc. ("Microphase"), distributed to its shareholders or their affiliates the shares issued to Microphase in connection with the Company's acquisition of Microphase's assets in June 1995, and certain of such shares have been sold. All references in the Prospectus, dated July 17, 1995 to the Selling Shareholder will include each shareholder of Microphase or his or her affiliate that received shares of Common Stock of Photronics, Inc. from Microphase in such distribution. The following amends the table set forth in the section "Selling Shareholders" and sets forth certain information known to the Company regarding each Selling Shareholder's beneficial ownership of the Common Stock of Photronics, Inc. as of October 21, 1996 and after giving effect to the offering.

                               Shares                         Shares
                             Beneficially                   Beneficially
                                Owned                          Owned
          Name and            Prior to                         After
          Address of          Offering         Shares         Offering
          Beneficial      ----------------     to be      ----------------
          Owner           Number   Percent      Sold      Number   Percent
          -----------     ------   -------     ------     ------   -------

          Microphase
           Laboratories,
           Inc.             670       *           670        0       *

          Excel
           Semiconductor
           Inc.          35,061       *        35,061        0       *

          Edward H.
           Boothman      25,486       *        25,486        0       *

          Martin
           Boothman      37,342       *        37,342        0       *

          -------------------------

          *  Represents less than 1%.

             Microphase was issued 98,559 shares of Common Stock (the "Shares") in connection with the acquisition by the Company of Microphase's assets in June 1995. As part of the agreement for such acquisition, the Company agreed to register the resale of the Shares by the Microphase or its stockholders.